Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2023 Second Quarter Results

BATON ROUGE, LA / ACCESSWIRE / July 20, 2023 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2023. Investar reported net income of $6.5 million, or $0.67 per diluted common share, for the second quarter of 2023, compared to net income of $3.8 million, or $0.38 per diluted common share, for the quarter ended March 31, 2023, and net income of $9.4 million, or $0.92 per diluted common share, for the quarter ended June 30, 2022.

On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2023 were $0.67 compared to $0.51 for the first quarter of 2023 and $0.62 for the second quarter of 2022. Core earnings exclude certain items including, but not limited to, loss on sale or disposition of fixed assets, net, (gain) loss on sale of other real estate owned, net, change in the fair value of equity securities, divestiture expense and swap termination fee income (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am pleased with our second quarter results. We remain inwardly focused and are controlling the things that we can control. Credit quality remained exceptional as nonperforming loans represent only 0.34% of total loans. Loan yields increased as we originated new loans and completed renewals at higher rates. We continue to realize the benefits of the variable rate portion of our loan portfolio. We continued to experience margin compression as rising market interest rates increased our costs of funding; however, noninterest expense decreased as a result of our ongoing digital initiatives and close monitoring of expenses. We are implementing additional technology solutions and evaluating lower margin product offerings to improve overall profitability. We are also continually evaluating opportunities to reduce our physical branch and ATM footprint to deliver products and services to our customers more efficiently.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 92,300 shares of our common stock during the second quarter at an average price of $11.77 per share and increased our quarterly dividend by 5% compared to the first quarter dividend. We believe the current share price does not reflect the long-term intrinsic value of the Company, and yesterday, the Board of Directors approved an additional 350,000 shares for repurchase under our stock repurchase program.”

Second Quarter Highlights

•	Return on average assets improved to 0.96% for the quarter ended June 30, 2023 compared to 0.57% for the quarter ended March 31, 2023. Core return on average assets improved to 0.97% for the quarter ended June 30, 2023 compared to 0.76% for the quarter ended March 31, 2023.

•	Noninterest expense decreased $0.9 million to $15.2 million for the quarter ended June 30, 2023 compared to $16.2 million for the quarter ended March 31, 2023. Core noninterest expense decreased $0.3 million to $15.2 million for the quarter ended June 30, 2023 compared to $15.5 million for the quarter ended March 31, 2023.

•	Investar recognized net recoveries of $2.4 million in the loan portfolio during the quarter ended June 30, 2023 primarily attributable to recoveries on one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.

•	Credit quality remained strong as nonperforming loans were 0.34% of total loans at June 30, 2023 compared to 0.27% at March 31, 2023.

•	Total revenues, or interest and noninterest income, for the quarter ended June 30, 2023 totaled $34.5 million, an increase of $2.4 million, or 7.5%, compared to the quarter ended March 31, 2023.

•	The yield on the loan portfolio increased to 5.44% for the quarter ended June 30, 2023 compared to 5.27% for the quarter ended March 31, 2023.

•	Total deposits increased $35.2 million, or 1.6%, to $2.18 billion at June 30, 2023, compared to $2.15 billion at March 31, 2023. Uninsured deposits were 26% of total deposits at June 30, 2023.

•	Book value per common share increased to $22.21 at June 30, 2023, or 0.7% (2.8% annualized), compared to $22.06 at March 31, 2023. Tangible book value per common share increased to $17.87 at June 30, 2023, or 0.7% (2.8% annualized), compared to $17.74 at March 31, 2023.

•	Investar repurchased 92,300 shares of its common stock through its stock repurchase program at an average price of $11.77 during the quarter ended June 30, 2023, leaving 248,439 shares authorized for repurchase under the stock repurchase program at June 30, 2023. On July 19, 2023, Investar’s Board of Directors approved an additional 350,000 shares for repurchase under the program.

Loans

Total loans were $2.08 billion at June 30, 2023, a decrease of $24.2 million, or 1.1%, compared to March 31, 2023, and an increase of $168.5 million, or 8.8%, compared to June 30, 2022.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2023	3/31/2023	6/30/2022	$	%	$	%	6/30/2023	6/30/2022
Mortgage loans on real estate
Construction and development	$197,850	$210,274	$214,543	$(12,424)	(5.9)%	$(16,693)	(7.8)%	9.4%	11.2%
1-4 Family	414,380	401,329	380,028	13,051	3.3	34,352	9.0	19.9	19.8
Multifamily	80,424	80,980	56,491	(556)	(0.7)	23,933	42.4	3.9	3.0
Farmland	8,434	10,731	15,676	(2,297)	(21.4)	(7,242)	(46.2)	0.4	0.8
Commercial real estate
Owner-occupied	441,393	433,585	440,714	7,808	1.8	679	0.2	21.2	23.0
Nonowner-occupied	530,820	533,572	451,108	(2,752)	(0.5)	79,712	17.7	25.4	23.5
Commercial and industrial	399,488	425,093	343,355	(25,605)	(6.0)	56,133	16.3	19.2	17.9
Consumer	12,074	13,480	14,480	(1,406)	(10.4)	(2,406)	(16.6)	0.6	0.8
Total loans	$2,084,863	$2,109,044	$1,916,395	$(24,181)	(1.1)%	$168,468	8.8%	100%	100%

At June 30, 2023, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $840.9 million, a decrease of $17.8 million, or 2.1%, compared to the business lending portfolio of $858.7 million at March 31, 2023, and an increase of $56.8 million, or 7.2%, compared to the business lending portfolio of $784.1 million at June 30, 2022. The decrease in the business lending portfolio compared to March 31, 2023 is primarily driven by lower demand due to higher rates. The increase in the business lending portfolio compared to June 30, 2022 is primarily driven by increased loan production by our Commercial and Industrial Division.

Nonowner-occupied loans totaled $530.8 million at June 30, 2023, a decrease of $2.8 million, or 0.5%, compared to $533.6 million at March 31, 2023, and an increase of $79.7 million, or 17.7%, compared to $451.1 million at June 30, 2022. The decrease in nonowner-occupied loans compared to March 31, 2023 is primarily due to loan amortization. The increase in nonowner-occupied loans compared to June 30, 2022 is due to organic growth.

Credit Quality

Nonperforming loans were $7.0 million, or 0.34% of total loans, at June 30, 2023, an increase of $1.3 million compared to $5.7 million, or 0.27% of total loans, at March 31, 2023, and a decrease of $10.0 million compared to $17.0 million, or 0.89% of total loans, at June 30, 2022. The increase in nonperforming loans compared to March 31, 2023 is mainly attributable to one construction and development loan relationship totaling $1.0 million and one nonowner-occupied loan relationship totaling $0.6 million, partially offset by paydowns. Included in nonperforming loans are acquired loans with a balance of $2.5 million at June 30, 2023, or 35% of nonperforming loans.

On January 1, 2023, Investar adopted FASB ASC Topic 326 “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments” Update No. 2016-13. The ASU, referred to as the Current Expected Credit Loss (“CECL”) standard, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption, Investar recorded a one-time, cumulative effect adjustment to increase the allowance for credit losses by $5.9 million and reduce retained earnings, net of tax, by $4.3 million.

The allowance for credit losses was $30.0 million, or 429.6% and 1.44% of nonperforming and total loans, respectively, at June 30, 2023, compared to $30.5 million, or 535.6% and 1.45% of nonperforming and total loans, respectively, at March 31, 2023, and $22.0 million, or 128.9% and 1.15% of nonperforming and total loans, respectively, at June 30, 2022.

Investar recorded a negative provision for credit losses of $2.8 million for the quarter ended June 30, 2023 compared to provision for credit losses of $0.4 million and $0.9 million for the quarters ended March 31, 2023 and June 30, 2022, respectively. The negative provision for credit losses compared to the provision for credit losses for the quarter ended March 31, 2023 was driven by net recoveries of $2.4 million, primarily attributable to recoveries on one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida, and a decrease in total loans during the quarter ended June 30, 2023.

Deposits

Total deposits at June 30, 2023 were $2.18 billion, an increase of $35.2 million, or 1.6%, compared to $2.15 billion at March 31, 2023, and an increase of $118.2 million, or 5.7%, compared to $2.06 billion at June 30, 2022. Time deposits and brokered time deposits increased, and other deposit categories decreased over the periods due to shifts into interest-bearing deposit products as a result of rising interest rates. The increase in time deposits at June 30, 2023 compared to March 31, 2023 is primarily due to organic growth and existing customer funds migrating from other deposit categories. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At June 30, 2023, the remaining weighted average duration of brokered time deposits is approximately 13 months with a weighted average rate of 4.91%.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2023	3/31/2023	6/30/2022	$	%	$	%	6/30/2023	6/30/2022
Noninterest-bearing demand deposits	$488,311	$508,241	$615,779	$(19,930)	(3.9)%	$(127,468)	(20.7)%	22.4%	29.8%
Interest-bearing demand deposits	514,501	538,515	647,277	(24,014)	(4.5)	(132,776)	(20.5)	23.6	31.4
Money market deposit accounts	158,984	180,402	243,795	(21,418)	(11.9)	(84,811)	(34.8)	7.3	11.8
Savings accounts	125,442	137,336	176,760	(11,894)	(8.7)	(51,318)	(29.0)	5.8	8.6
Brokered time deposits	153,365	146,270	—	7,095	4.9	153,365	—	7.0	—
Time deposits	740,250	634,883	379,059	105,367	16.6	361,191	95.3	33.9	18.4
Total deposits	$2,180,853	$2,145,647	$2,062,670	$35,206	1.6%	$118,183	5.7%	100%	100%

Stockholders’ Equity

Stockholders’ equity was $218.4 million at June 30, 2023, a decrease of $0.1 million compared to March 31, 2023, and a decrease of $1.0 million compared to June 30, 2022. The decrease in stockholders’ equity compared to March 31, 2023 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio, partially offset by net income for the quarter. The decrease in stockholders’ equity compared to June 30, 2022 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio and the cumulative effect adjustment as a result of the adoption of the CECL standard, reflected in retained earnings, partially offset by net income for the last twelve months.

Net Interest Income

Net interest income for the second quarter of 2023 totaled $18.4 million, a decrease of $1.8 million, or 8.9%, compared to the first quarter of 2023, and a decrease of $3.6 million, or 16.3%, compared to the second quarter of 2022. Total interest income was $32.4 million, $31.0 million and $24.3 million for the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Total interest expense was $14.0 million, $10.8 million and $2.4 million for the corresponding periods. Included in net interest income for the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022 is $47,000, $0.1 million, and $0.2 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2023 and June 30, 2022 are interest recoveries of $0.1 million and $36,000, respectively. There were no interest recoveries for the quarter ended June 30, 2023.

Investar’s net interest margin was 2.82% for the quarter ended June 30, 2023, compared to 3.13% for the quarter ended March 31, 2023 and 3.70% for the quarter ended June 30, 2022. The decrease in net interest margin for the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023 was driven by a 56 basis point increase in the overall cost of funds, partially offset by an 18 basis point increase in the yield on interest-earning assets. The decrease in net interest margin for the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022 was driven by a 224 basis point increase in the overall cost of funds, partially offset by an 89 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 4.98% for the quarter ended June 30, 2023, compared to 4.80% for the quarter ended March 31, 2023 and 4.09% for the quarter ended June 30, 2022. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2023 was primarily attributable to a 17 basis point increase in the yield on the loan portfolio and an 11 basis point increase in the yield on the taxable securities portfolio. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2022 was primarily driven by an 84 basis point increase in the yield on the loan portfolio and an 81 basis point increase in the yield on the taxable securities portfolio.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, adjusted net interest margin decreased to 2.82% for the quarter ended June 30, 2023, compared to 3.10% for the quarter ended March 31, 2023, and 3.61% for the quarter ended June 30, 2022. The adjusted yield on interest-earning assets was 4.97% for the quarter ended June 30, 2023 compared to 4.77% and 4.01% for the quarters ended March 31, 2023 and June 30, 2022, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 69 basis points to 2.31% for the quarter ended June 30, 2023 compared to 1.62% for the quarter ended March 31, 2023 and increased 207 basis points compared to 0.24% for the quarter ended June 30, 2022. The increase in the cost of deposits compared to the quarter ended March 31, 2023 resulted from both higher average balances and increases in rates paid on time deposits and brokered time deposits and an increase in rates paid on interest-bearing demand deposits. The increase in the cost of deposits compared to the quarter ended June 30, 2022 resulted from both a higher average balance and an increase in rates paid on time deposits, a higher average balance of brokered time deposits, and an increase in rates paid on interest-bearing demand deposits.

The cost of short-term borrowings increased 29 basis points to 5.09% for the quarter ended June 30, 2023 compared to 4.80% for the quarter ended March 31, 2023 and increased 394 basis points compared to 1.15% for the quarter ended June 30, 2022. During the second quarter of 2023, the Bank utilized the Federal Reserve’s Bank Term Funding Program (“BTFP”) to secure fixed rate funding for a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate, the ability to prepay the obligations without penalty, and as a means to lock in funding. The increase in the cost of short-term borrowings compared to the quarter ended March 31, 2023 resulted from an increase in rates paid on short-term advances from the FHLB and utilization of short-term borrowings under the BTFP in the second quarter of 2023, the costs of which are driven by the Federal Reserve’s federal funds rate. The increase in the cost of short-term borrowings compared to the quarter ended June 30, 2022 resulted from both a higher average balance and an increase in rates paid on short-term advances from the FHLB and utilization of short-term borrowings under the BTFP in the second quarter of 2023.

The overall cost of funds for the quarter ended June 30, 2023 increased 56 basis points to 2.79% compared to 2.23% for the quarter ended March 31, 2023 and increased 224 basis points compared to 0.55% for the quarter ended June 30, 2022. The increase in the cost of funds for the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023 resulted from an increase in the cost of deposits and an increase in the cost of short-term borrowings, partially offset by a lower average balance of short-term borrowings. The increase in the cost of funds for the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022 resulted from both a higher average balance and an increase in the cost of deposits and both a higher average balance and an increase in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the second quarter of 2023 totaled $2.1 million, an increase of $1.0 million, or 92.4%, compared to the first quarter of 2023 and a decrease of $4.3 million, or 67.5%, compared to the second quarter of 2022.

The increase in noninterest income compared to the quarter ended March 31, 2023 is driven by a $0.8 million decrease in loss on sale or disposition of fixed assets primarily resulting from the sale of the Alice and Victoria, Texas branches in the first quarter of 2023, a $0.1 million loss on the sale of other real estate owned recorded in the first quarter of 2023, and a $0.2 million increase in other operating income, partially offset by a $0.1 million decrease in the change in fair value of equity securities. The increase in other operating income is primarily attributable to a $0.1 million increase in the change in the net asset value of other investments and a $0.1 million increase in distributions from investments. The decrease in noninterest income compared to the quarter ended June 30, 2022 is mainly attributable to $4.7 million in swap termination fees recorded in the second quarter of 2022 and a loss on sale or disposition of fixed assets of $0.1 million for the quarter ended June 30, 2023, compared to a loss on sale or disposition of fixed assets of $0.5 million for the quarter ended June 30, 2022 resulting from the consolidation of two branch locations.

Swap termination fees of $4.7 million were recorded for the quarter ended June 30, 2022 when the Bank voluntarily terminated a number of its interest rate swap agreements in response to market conditions. The Bank had no current or forward starting interest rate swap contracts as of June 30, 2023.

Noninterest Expense

Noninterest expense for the second quarter of 2023 totaled $15.2 million, a decrease of $0.9 million, or 5.8%, compared to the first quarter of 2023, and a decrease of $0.3 million, or 2.0%, compared to the second quarter of 2022.

The decrease in noninterest expense for the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023 was primarily driven by $0.7 million in expenses as a result of the sale of the Alice and Victoria, Texas branch locations in the first quarter of 2023. As a result of the sale of the Alice and Victoria, Texas branches, Investar recorded $0.4 million of occupancy expense to terminate the remaining contractually obligated lease payments, $0.1 million of salaries and employee benefits for severance, $0.1 million of professional fees for legal and consulting services, and $0.1 million of depreciation and amortization to accelerate the amortization of the remaining core deposit intangible. The remaining decrease is primarily due to a $0.2 million decrease in professional fees unrelated to the sale of the Alice and Victoria, Texas branch locations.

The decrease in noninterest expense for the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022 is primarily a result of a $0.2 million decrease in depreciation and amortization, a $0.2 million decrease in professional fees, and a $0.2 million decrease in loss on early extinguishment of subordinated debt as a result of the redemption of the 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2027 in the second quarter of 2022, partially offset by a $0.3 million increase in salaries and employee benefits. The decrease in depreciation and amortization is due to the closure of two branch locations in 2022, the sale of the Alice and Victoria, Texas branches in January 2023, and the closure of one branch location in the first quarter of 2023. The increase in salaries and employee benefits compared to the second quarter of 2022 is primarily due to an increase in health insurance claims.

Taxes

Investar recorded an income tax expense of $1.5 million for the quarter ended June 30, 2023, which equates to an effective tax rate of 18.7%, compared to effective tax rates of 18.7% and 20.7% for the quarters ended March 31, 2023 and June 30, 2022, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.67 for the quarter ended June 30, 2023, compared to basic and diluted earnings per common share of $0.38 for the quarter ended March 31, 2023, and basic and diluted earnings per common share of $0.92 for the quarter ended June 30, 2022.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 28 branch locations serving Louisiana, Texas, and Alabama. At June 30, 2023, the Bank had 338 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of, accelerated fee income for PPP loans, interest recoveries, and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including risks and uncertainties caused by disruptions in the banking industry earlier this year, potential continued higher inflation and interest rates, supply and labor constraints, the war in Ukraine and the ongoing COVID-19 pandemic;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2023;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may continue to be adversely impacted by the disruptions in the banking industry earlier this year causing bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•

changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

•

hurricanes, tropical storms, tropical depressions, floods, winter storms, and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the war in Ukraine or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) and in Item 1A. “Risk Factors” in Investar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2023	3/31/2023	6/30/2022	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$32,396	$30,977	$24,328	4.6%	33.2%
Total interest expense	14,009	10,804	2,350	29.7	496.1
Net interest income	18,387	20,173	21,978	(8.9)	(16.3)
Provision for credit losses	(2,840)	388	941	(832.0)	(401.8)
Total noninterest income	2,070	1,076	6,378	92.4	(67.5)
Total noninterest expense	15,241	16,175	15,552	(5.8)	(2.0)
Income before income tax expense	8,056	4,686	11,863	71.9	(32.1)
Income tax expense	1,509	874	2,459	72.7	(38.6)
Net income	$6,547	$3,812	$9,404	71.7	(30.4)

AVERAGE BALANCE SHEET DATA
Total assets	$2,748,171	$2,735,823	$2,553,849	0.5%	7.6%
Total interest-earning assets	2,611,172	2,615,097	2,384,385	(0.2)	9.5
Total loans	2,100,751	2,103,989	1,896,574	(0.2)	10.8
Total interest-bearing deposits	1,655,506	1,557,665	1,498,354	6.3	10.5
Total interest-bearing liabilities	2,013,482	1,961,302	1,698,613	2.7	18.5
Total deposits	2,145,629	2,108,168	2,109,972	1.8	1.7
Total stockholders’ equity	221,528	219,690	229,949	0.8	(3.7)

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.67	$0.38	$0.92	76.3%	(27.2)%
Diluted earnings per common share	0.67	0.38	0.92	76.3	(27.2)
Core Earnings(1):
Core basic earnings per common share(1)	0.67	0.52	0.62	28.8	8.1
Core diluted earnings per common share(1)	0.67	0.51	0.62	31.4	8.1
Book value per common share	22.21	22.06	21.88	0.7	1.5
Tangible book value per common share(1)	17.87	17.74	17.54	0.7	1.9
Common shares outstanding	9,831,145	9,900,648	10,024,997	(0.7)	(1.9)
Weighted average common shares outstanding - basic	9,880,721	9,908,931	10,149,246	(0.3)	(2.6)
Weighted average common shares outstanding - diluted	9,881,385	9,992,467	10,233,539	(1.1)	(3.4)

PERFORMANCE RATIOS
Return on average assets	0.96%	0.57%	1.48%	68.4%	(35.1)%
Core return on average assets(1)	0.97	0.76	0.99	27.6	(2.0)
Return on average equity	11.85	7.04	16.40	68.3	(27.7)
Core return on average equity(1)	11.98	9.46	11.04	26.6	8.5
Net interest margin	2.82	3.13	3.70	(9.9)	(23.8)
Net interest income to average assets	2.68	2.99	3.45	(10.4)	(22.3)
Noninterest expense to average assets	2.22	2.40	2.44	(7.5)	(9.0)
Efficiency ratio(2)	74.50	76.12	54.85	(2.1)	35.8
Core efficiency ratio(1)	74.21	69.89	63.21	6.2	17.4
Dividend payout ratio	14.93	25.00	9.78	(40.3)	52.7
Net (recoveries) charge-offs to average loans	(0.11)	0.01	—	(1,200.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	6/30/2023	3/31/2023	6/30/2022	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.40%	0.23%	0.79%	73.9%	(49.4)%
Nonperforming loans to total loans	0.34	0.27	0.89	25.9	(61.8)
Allowance for credit losses to total loans	1.44	1.45	1.15	(0.7)	25.2
Allowance for credit losses to nonperforming loans	429.60	535.55	128.93	(19.8)	233.2

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	7.93%	7.94%	8.47%	(0.1)%	(6.4)%
Tangible equity to tangible assets(1)	6.48	6.48	6.90	(0.0)	(6.1)
Tier 1 leverage ratio	8.45	8.30	8.57	1.8	(1.4)
Common equity tier 1 capital ratio(2)	9.86	9.64	9.73	2.3	1.3
Tier 1 capital ratio(2)	10.28	10.06	10.17	2.2	1.1
Total capital ratio(2)	13.47	13.24	13.28	1.7	1.4
Investar Bank:
Tier 1 leverage ratio	9.96	9.72	10.05	2.5	(0.9)
Common equity tier 1 capital ratio(2)	12.10	11.78	11.94	2.7	1.3
Tier 1 capital ratio(2)	12.10	11.78	11.94	2.7	1.3
Total capital ratio(2)	13.35	13.03	12.98	2.5	2.9

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2023.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2023	March 31, 2023	June 30, 2022
ASSETS
Cash and due from banks	$34,697	$30,571	$31,598
Interest-bearing balances due from other banks	31,082	722	18,852
Federal funds sold	128	—	500
Cash and cash equivalents	65,907	31,293	50,950

Available for sale securities at fair value (amortized cost of $452,053, $462,332, and $462,773, respectively)	389,583	406,107	421,285
Held to maturity securities at amortized cost (estimated fair value of $17,913, $7,805, and $9,580, respectively)	17,812	8,048	9,701
Loans	2,084,863	2,109,044	1,916,395
Less: allowance for credit losses	(30,044)	(30,521)	(21,954)
Loans, net	2,054,819	2,078,523	1,894,441
Equity securities	14,938	24,617	22,639
Bank premises and equipment, net of accumulated depreciation of $21,886, $21,670, and $20,562, respectively	45,925	47,698	51,296
Other real estate owned, net	4,137	662	3,397
Accrued interest receivable	12,661	12,947	10,905
Deferred tax asset	17,658	16,434	11,506
Goodwill and other intangible assets, net	42,677	42,864	43,580
Bank owned life insurance	58,068	57,715	56,692
Other assets	29,489	24,761	14,215
Total assets	$2,753,674	$2,751,669	$2,590,607

LIABILITIES
Deposits
Noninterest-bearing	$488,311	$508,241	$615,779
Interest-bearing	1,692,542	1,637,406	1,446,891
Total deposits	2,180,853	2,145,647	2,062,670
Advances from Federal Home Loan Bank	23,500	300,116	239,800
Bank Term Funding Program	235,800	—	—
Federal funds purchased	—	440	—
Repurchase agreements	5,183	—	147
Subordinated debt, net of unamortized issuance costs	44,272	44,248	44,216
Junior subordinated debt	8,574	8,545	8,452
Accrued taxes and other liabilities	37,135	34,215	15,953
Total liabilities	2,535,317	2,533,211	2,371,238

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,831,145, 9,900,648, and 10,024,997 shares issued and outstanding, respectively	9,831	9,901	10,025
Surplus	145,347	146,027	148,230
Retained earnings	112,344	106,780	93,888
Accumulated other comprehensive loss	(49,165)	(44,250)	(32,774)
Total stockholders’ equity	218,357	218,458	219,369
Total liabilities and stockholders’ equity	$2,753,674	$2,751,669	$2,590,607

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
INTEREST INCOME
Interest and fees on loans	$28,513	$27,359	$21,765
Interest on investment securities
Taxable	3,262	3,085	2,234
Tax-exempt	119	105	129
Other interest income	502	428	200
Total interest income	32,396	30,977	24,328

INTEREST EXPENSE
Interest on deposits	9,534	6,221	907
Interest on borrowings	4,475	4,583	1,443
Total interest expense	14,009	10,804	2,350
Net interest income	18,387	20,173	21,978

Provision for credit losses	(2,840)	388	941
Net interest income after provision for credit losses	21,227	19,785	21,037

NONINTEREST INCOME
Service charges on deposit accounts	746	740	804
Loss on call or sale of investment securities, net	—	(1)	—
Loss on sale or disposition of fixed assets, net	(58)	(859)	(461)
Gain (loss) on sale of other real estate owned, net	5	(142)	(84)
Swap termination fee income	—	—	4,733
Gain on sale of loans	—	75	4
Servicing fees and fee income on serviced loans	4	6	23
Interchange fees	443	438	535
Income from bank owned life insurance	353	336	326
Change in the fair value of equity securities	(107)	(4)	(86)
Other operating income	684	487	584
Total noninterest income	2,070	1,076	6,378
Income before noninterest expense	23,297	20,861	27,415

NONINTEREST EXPENSE
Depreciation and amortization	919	1,052	1,122
Salaries and employee benefits	9,343	9,334	9,063
Occupancy	646	1,024	751
Data processing	827	875	727
Marketing	82	69	83
Professional fees	323	633	499
Loss on early extinguishment of subordinated debt	—	—	222
Other operating expenses	3,101	3,188	3,085
Total noninterest expense	15,241	16,175	15,552
Income before income tax expense	8,056	4,686	11,863
Income tax expense	1,509	874	2,459
Net income	$6,547	$3,812	$9,404

EARNINGS PER SHARE
Basic earnings per common share	$0.67	$0.38	$0.92
Diluted earnings per common share	0.67	0.38	0.92
Cash dividends declared per common share	0.10	0.095	0.09

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2023			March 31, 2023			June 30, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,100,751	$28,513	5.44%	$2,103,989	$27,359	5.27%	$1,896,574	$21,765	4.60%
Securities:
Taxable	460,765	3,262	2.84	459,099	3,085	2.73	441,313	2,234	2.03
Tax-exempt	17,235	119	2.77	16,496	105	2.58	19,331	129	2.67
Interest-bearing balances with banks	32,421	502	6.22	35,513	428	4.89	27,167	200	2.96
Total interest-earning assets	2,611,172	32,396	4.98	2,615,097	30,977	4.80	2,384,385	24,328	4.09
Cash and due from banks	30,326			31,356			37,232
Intangible assets	42,777			43,000			43,701
Other assets	94,467			76,695			110,185
Allowance for credit losses	(30,571)			(30,325)			(21,654)
Total assets	$2,748,171			$2,735,823			$2,553,849

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$683,016	$2,013	1.18%	$736,083	$1,594	0.88%	$927,853	$393	0.17%
Brokered demand deposits	—	—	—	—	—	—	3,956	5	0.52
Savings deposits	127,028	22	0.07	146,093	16	0.04	179,867	21	0.05
Brokered time deposits	151,370	1,870	4.95	67,088	773	4.68	—	—	—
Time deposits	694,092	5,629	3.25	608,401	3,838	2.56	386,678	488	0.51
Total interest-bearing deposits	1,655,506	9,534	2.31	1,557,665	6,221	1.62	1,498,354	907	0.24
Short-term borrowings	281,651	3,572	5.09	301,033	3,562	4.80	51,866	149	1.15
Long-term debt	76,325	903	4.74	102,604	1,021	4.04	148,393	1,294	3.50
Total interest-bearing liabilities	2,013,482	14,009	2.79	1,961,302	10,804	2.23	1,698,613	2,350	0.55
Noninterest-bearing deposits	490,123			550,503			611,618
Other liabilities	23,038			4,328			13,669
Stockholders’ equity	221,528			219,690			229,949
Total liability and stockholders’ equity	$2,748,171			$2,735,823			$2,553,849
Net interest income/net interest margin		$18,387	2.82%		$20,173	3.13%		$21,978	3.70%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2023			March 31, 2023			June 30, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,100,751	$28,513	5.44%	$2,103,989	$27,359	5.27%	$1,896,574	$21,765	4.60%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		—			—			295
Interest recoveries		—			141			36
Accretion		47			55			159
Adjusted loans	2,100,751	28,466	5.44	2,103,989	27,163	5.24	1,896,574	21,275	4.50
Securities:
Taxable	460,765	3,262	2.84	459,099	3,085	2.73	441,313	2,234	2.03
Tax-exempt	17,235	119	2.77	16,496	105	2.58	19,331	129	2.67
Interest-bearing balances with banks	32,421	502	6.22	35,513	428	4.89	27,167	200	2.96
Adjusted interest-earning assets	2,611,172	32,349	4.97	2,615,097	30,781	4.77	2,384,385	23,838	4.01

Total interest-bearing liabilities	2,013,482	14,009	2.79	1,961,302	10,804	2.23	1,698,613	2,350	0.55

Adjusted net interest income/adjusted net interest margin		$18,340	2.82%		$19,977	3.10%		$21,488	3.61%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2023	March 31, 2023	June 30, 2022
Tangible common equity
Total stockholders’ equity	$218,357	$218,458	$219,369
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,489	2,676	3,392
Trademark intangible	100	100	100
Tangible common equity	$175,680	$175,594	$175,789
Tangible assets
Total assets	$2,753,674	$2,751,669	$2,590,607
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,489	2,676	3,392
Trademark intangible	100	100	100
Tangible assets	$2,710,997	$2,708,805	$2,547,027

Common shares outstanding	9,831,145	9,900,648	10,024,997
Tangible equity to tangible assets	6.48%	6.48%	6.90%
Book value per common share	$22.21	$22.06	$21.88
Tangible book value per common share	17.87	17.74	17.54

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		6/30/2023	3/31/2023	6/30/2022
Net interest income	(a)	$18,387	$20,173	$21,978
Provision for credit losses		(2,840)	388	941
Net interest income after provision for credit losses		21,227	19,785	21,037

Noninterest income	(b)	2,070	1,076	6,378
Loss on call or sale of investment securities, net		—	1	—
Loss on sale or disposition of fixed assets, net		58	859	461
(Gain) loss on sale of other real estate owned, net		(5)	142	84
Swap termination fee income		—	—	(4,733)
Gain on sale of loans(1)		—	(75)	—
Change in the fair value of equity securities		107	4	86
Change in the net asset value of other investments(2)		(78)	33	—
Core noninterest income	(d)	2,152	2,040	2,276

Core earnings before noninterest expense		23,379	21,825	23,313

Total noninterest expense	(c)	15,241	16,175	15,552
Loss on early extinguishment of subordinated debt		—	—	(222)
Divestiture expense(3)		—	(651)	—
Core noninterest expense	(f)	15,241	15,524	15,330

Core earnings before income tax expense		8,138	6,301	7,983
Core income tax expense(4)		1,522	1,178	1,655
Core earnings		$6,616	$5,123	$6,328

Core basic earnings per common share		0.67	0.52	0.62

Diluted earnings per common share (GAAP)		$0.67	$0.38	$0.92
Loss on sale or disposition of fixed assets, net		—	0.07	0.03
(Gain) loss on sale of other real estate owned, net		—	0.01	0.01
Swap termination fee income		—	—	(0.37)
Gain on sale of loans(1)		—	(0.01)	—
Change in the fair value of equity securities		0.01	—	0.01
Change in the net asset value of other investments(2)		(0.01)	—	—
Loss on early extinguishment of subordinated debt		—	—	0.02
Divestiture expense(3)		—	0.06	—
Core diluted earnings per common share		$0.67	$0.51	$0.62

Efficiency ratio	(c) / (a+b)	74.50%	76.12%	54.85%
Core efficiency ratio	(f) / (a+d)	74.21	69.89	63.21
Core return on average assets(5)		0.97	0.76	0.99
Core return on average equity(5)		11.98	9.46	11.04
Total average assets		$2,748,171	$2,735,823	$2,553,849
Total average stockholders’ equity		221,528	219,690	229,949

(1) Adjustment to noninterest income recorded upon completion of the sale of the Alice and Victoria branches for remaining discount on loans sold.

(2) Change in net asset value of other investments represents unrealized gains or losses or Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.

(3) Adjustments to noninterest expense directly attributable to the sale of the Alice and Victoria, Texas branch locations, consisting of $0.4 million of occupancy expense to terminate the remaining contractually obligated lease payments, $0.1 million of salaries and employee benefits for severance, $0.1 million of professional fees for legal and consulting services, and $0.1 million of depreciation and amortization to accelerate the amortization of the remaining core deposit intangible.
(4) Core income tax expense is calculated using the effective tax rates of 18.7%, 18.7% and 20.7% for the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
(5) Core earnings used in calculation. No adjustments were made to average assets or average equity.